EXHIBIT 10.16

R.R. DONNELLEY & SONS COMPANY PERFORMANCE VESTING PHANTOM STOCK AWARD (2017 PIP)

This Performance Vesting Phantom Stock Award (“Award”) is granted as of March4, 2019 (the “Grant Date”), by R. R. Donnelley & Sons Company (the “Company”) to XXXXXXXXX (“Grantee”).

1.Grant of Award.  This Award is in recognition of Grantee’s hard work and dedication over the last several years and is granted as an incentive for the Grantee to remain an employee of the Company and share in the future success of the Company. The Company hereby credits to Grantee stock units (the “Performance Units”), subject to the restrictions and on the terms and conditions set forth herein.  This Award is made pursuant to the provisions of the Company’s 2017 Performance Incentive Plan (the “2017 PIP”). Capitalized terms not defined herein shall have the meanings specified in the 2017 PIP.  Grantee shall indicate acceptance of this Award by signing and returning a copy hereof.

2.	Determination of Achievement; Distribution of Award.

(a)The number of Performance Units earned pursuant to this Award will be determined based on the attainment of Cumulative Free Cash Flow against the “Cumulative Free Cash Flow Matrix as shown on Attachment A hereto over the performance period beginning January 1, 2019 and ending December 31, 2021 (the “Performance Period”), with XXXXX Performance Units earned upon the attainment of the target level of performance. Promptly following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, the Committee (as defined in the 2017 PIP) shall determine the attainment against the “Cumulative Free Cash Flow Matrix” of the Company’s Cumulative Free Cash Flow.

(b)Distribution with respect to this Award shall be made to Grantee as soon as practicable following the determination described in (a) above but no later than 2 1/2 months after the last day of the Performance Period, or such earlier date on which the Performance Units become vested pursuant to Section 3 below.

(c)Distribution of this Award may be made in Common Stock, cash (based upon the fair market value of the Common Stock on the date of distribution) or any combination thereof as determined by the Committee.

3.	Treatment upon Termination of Employment.

(a)If Grantee’s employment terminates due to either (i) an involuntary termination by the Company for a reason other than Cause or Disability, as such terms are defined below, or (ii) Grantee’s Retirement, as defined below, and in either case such termination occurs more than 12 months after the first day of the Performance Period, then a prorated number of the Performance Units that are earned during the Performance Period, based on actual performance results for the full Performance Period, shall become vested and payable at the end of the Performance Period, which prorated number shall be determined by multiplying the number of such earned Performance Units by a fraction, the numerator of which is the number of days in the Performance Period during which Grantee was continuously employed by the Company and the denominator of which is the total number of days in the Performance Period. Any Performance Units that do not become vested pursuant to this Section 3(a) shall be forfeited.

(b)If Grantee’s employment terminates prior to the end of the Performance Period by reason of death or a termination by the Company due to Disability, as defined below, then any unvested Performance Units shall become fully vested and payable as of the date of termination, and for such purpose the performance goals set forth in Attachment A shall be deemed to have been attained at the target level of performance (100% achievement).

(c)If Grantee’s employment terminates after a Change in Control and prior to the end of the Performance Period due to a termination by the Company for a reason other than Cause, the Performance Units shall become fully vested and payable as of the date of such termination, and for such purpose the performance goals set forth in Attachment A shall be deemed to have been achieved at the target level of performance (100% achievement).

(d)Except as set forth in Grantee’s employment agreement, if any, with the Company, if Grantee’s employment terminates prior to the end of the Performance Period for any reason other than in accordance with Section 3(a), Section 3(b) or Section 3(c), then any unvested Performance Units shall be forfeited.

(e)	For purposes of this Agreement:

(i)	“Cause” shall have the meaning set forth in Grantee’s employment agreement or, if no such definition exists, then “Cause shall mean Grantee’s:

(1)intentional or unintentional failure to substantially perform his or her duties with the Company or any of its affiliates;

(2)gross negligence in the performance of his or her duties with the Company or any of its affiliates;

(3)conviction of, or plea of guilty or nolo contendere to, any felony or a lesser crime or offense which, in the reasonable opinion of the Company, could adversely affect the business or reputation of the Company or any of its affiliates;

(4)engagement in conduct that is demonstrably and materially injurious to any Company or any of its affiliates, monetarily or otherwise;

(5)violation of any provision of the Company’s Principles of Ethical Business Conduct or its discrimination policy, harassment policy, or other Company policies;

(6)breach or threatened breach of any noncompete, nonsolicit, confidentiality, non-disparagement, intellectual property or similar agreement with the Company or any of its affiliates;

(7)act of dishonesty resulting in, or intended to result in, personal gain at the expense of the Company or any of its affiliates; or

(8)engaging in any act that harms, is intended to harm, or may be reasonably expected to harm, the reputation, business prospects, or operations of the Company or any of its affiliates.

(ii)	“Disability” shall have the meaning set forth in the Company’s long-term disability policy as in effect at the time of Grantee’s disability.

(iii)

“Retirement” shall mean a termination of Grantee’s employment for a reason other than Cause when both (A) the sum of Grantee’s age and years of service equal at least 65 and (B) Grantee has attained age 55.

4.	Dividends; Voting.

(a)No dividends or dividend equivalents will accrue with respect to the Performance Units.

(b)Grantee shall have no rights to vote shares of Common Stock represented by the Performance Units unless and until distribution with respect to this Award is made in shares Common Stock pursuant to Section 2(b) above.

5.	Withholding Taxes.

(a)As a condition precedent to the issuance to Grantee of any shares of Common Stock or the payment of any cash pursuant to this Award, the Grantee shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If Grantee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Grantee.

(b)With respect to the portion of the Award that is settled in shares of Common Stock, Grantee may elect to satisfy his obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery to the Company of previously owned whole shares of Common Stock for which Grantee has good title, free and clear of all liens and encumbrances, having a fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, (3) directing the Company to withhold a number of shares of Common Stock otherwise issuable to Grantee pursuant to this Award having a fair market value, determined as of the Tax Date, equal to the Required Tax Payments or (4) any combination of (1)-(3). Any fraction of a share of Common Stock that would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Grantee. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full. For purposes of this Award, the fair market value of a share of Common Stock on a specified date shall be determined by reference to the closing stock price in trading of the Common Stock on such date, or, if no such trading in the Common Stock occurred on such date, then on the next preceding date when such trading occurred.

6.	Non-Solicitation.

(a)Grantee hereby acknowledges that the Company’s relationship with the customer or customers Grantee serves, and with other employees, is special and unique, based upon the development and maintenance of good will resulting from the customers' and other employees’ contacts with the Company and its employees, including Grantee.  As a result of Grantee’s position and customer contacts, Grantee recognizes that Grantee will gain valuable information about (i) the Company’s relationship with its customers, their buying habits, special needs, and purchasing policies, (ii) the Company’s pricing policies, purchasing policies, profit structures, and margin needs, (iii) the skills, capabilities and other employment-related information relating to Company employees, and (iv) and other matters of which Grantee would not otherwise know and that is not otherwise readily available. Such knowledge is essential to the business of the Company and Grantee recognizes that, if Grantee’s employment terminates for any reason, the Company will be required to rebuild that customer relationship to retain the customer's business. Grantee recognizes that during a period following Grantee’s termination of employment, the Company is entitled to protection from Grantee’s use of the information and customer and employee relationships with which Grantee has been entrusted by the Company during Grantee’s employment.

(b)Grantee acknowledges and agrees that any injury to the Company’s customer relationships, or the loss of those relationships, would cause irreparable harm to the Company. Accordingly, Grantee shall not, while employed by the Company and for a period of one year from the date of Grantee’s termination of employment for any reason, including a termination of employment initiated by the Company with or without Cause, directly or indirectly, either on Grantee’s own behalf or on behalf of any other person, firm or entity, solicit or provide services that are the same as or similar to the services the Company provided or offered while Grantee was employed by the Company to any customer or prospective customer of the Company (i) with whom Grantee had direct contact during the last two years of Grantee’s employment with the Company or about whom Grantee learned confidential information as a result of his or her employment with the Company or (ii) with whom any person over whom Grantee had supervisory authority at any time had direct contact during the last two years of Grantee’s employment with the Company or about whom such person learned confidential information as a result of his or her employment with the Company.

(c)Grantee shall not, while employed by the Company and for a period of two years following Grantee’s termination of employment for any reason, including termination of employment initiated by the Company with or without Cause, either directly or indirectly solicit, induce or encourage any individual who was a Company employee at the time of, or within six months prior to, Grantee’s termination of employment, to terminate their employment with the Company or accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, nor shall Grantee cooperate with any others in doing or attempting to do so. As used herein, the term "solicit, induce or encourage" includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, or (iii) referring Company employees to personnel or agents employed by any entity, including but not limited to competitors, suppliers or customers of the Company.

7.	Miscellaneous.

(a)The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of shares of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will use reasonable efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

(b)Nothing in this Award shall confer upon Grantee any right to continue in the employ of the Company or any other company that is controlled, directly or indirectly, by the Company or to interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

(c)	No interest shall accrue at any time on this Award or the Performance Units.

(d)	This Award shall be governed in accordance with the laws of the state of Delaware.

(e)This Award shall be binding upon and inure to the benefit of any successor or successors to the Company.

(f)Neither this Award nor the Performance Units nor any rights hereunder or thereunder may be transferred or assigned by Grantee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or other procedures approved by the Company. Any other transfer or attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void.

(g)The Committee, as from time to time constituted, shall have the right to determine any questions that arise in connection with this Agreement or the Performance Units. This Agreement and the Performance Units are subject to the provisions of the 2017 PIP and shall be interpreted in accordance therewith.

(a)If Grantee is a resident of Canada, Grantee further agrees and represents that any acquisitions of Common Stock hereunder are for his own account for investment, and without the present intention of distributing or selling such Common Stock or any of them. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss Grantee free from any liability, or any claim under this Award, except as provided herein or in any agreement entered into hereunder. Any obligation of the Company under this Award to make any payment at any future date or issue Common Stock merely constitutes the unfunded and unsecured promise of the Company to make such payment or issue such Common Stock; any payment shall be from the Company’s general assets in accordance with this Award and the issuance of any Common Stock shall be subject to the Company’s compliance with all applicable laws including securities law and the laws its jurisdiction of incorporation or continuance, as applicable, and no Grantee shall have any interest in, or lien or prior claim upon, any property of the Company or any subsidiary by reason of that obligation. If Grantee is a resident of Canada, Grantee hereby indemnifies the Company against and agrees to hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Common Stock by Grantee is contrary to the representations and agreements referred to above.

(b)If there is any inconsistency between the terms and conditions of this Award and the terms and conditions of Grantee’s employment agreement, employment letter or other similar agreement, the terms and conditions of such agreement shall control.

(c)This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the Award to become vested and be settled upon the Grantee’s termination of employment, the applicable shares of Common Stock shall be transferred to Grantee or his or her beneficiary upon the Grantee’s “separation from service,” within the meaning of Section 409A of the Code; provided that if Grantee is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares of Common Stock shall be transferred to Grantee or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of Grantee’s death. By signing this Agreement Grantee acknowledges that if any amount paid or payable to Grantee becomes subject to section 409A of the Code, Grantee is solely responsible for the payment of any taxes and interest due as a result.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer.

R. R. DONNELLEY & SONS COMPANY

By:

Name:Sheila Rutt

Title:EVP, Chief Human Resources Officer

All of the terms of this Agreement are accepted as of this day of March, 2019.

Grantee:

Attachment A

DEFINITIONS:

“Free Cash Flow” for a fiscal year shall be equal to net cash provided by (used in) operating activities of continuing operations for such year less capital expenditures (as reported in the Financial Statements) for such year. Free Cash Flow shall be adjusted by the Committee, as it shall deem reasonably necessary and appropriate, to avoid any increase or diminution in the opportunity conveyed by the Performance Units that could result from (i) (whether at the time of or subsequent to) any acquisition or disposition of any business or division (whether by merger, stock purchase or sale, sale or purchase of assets, or otherwise) made by the Company or (ii) other significant events that in the Committee’s judgment have caused an increase or diminution in the opportunity conveyed by the Performance units (including, but not limited to, significant changes in financial or capital structure, significant regulatory changes, or significant changes in tax laws).

“Cumulative Free Cash Flow” shall equal the sum of the Free Cash Flow amounts for the years ended December 31, 2019, 2020 and 2021.

“Financial Statements” shall mean the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K filed for the applicable year.

CUMULATIVE FREE CASH FLOW MATRIX:

The attainment of Cumulative Free Cash Flow shall be compared to the matrix below to determine the payout under the Performance Units, if any.